As filed with the Securities and Exchange Commission on December 17, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEDAREX, INC.

(Exact name of registrant as specified in its charter)

New Jersey	22-2822175
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

707 State Road Princeton, New Jersey	08540
(Address of Principal Executive Offices)	(Zip Code)

MEDAREX, INC. 2002 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Donald L. Drakeman

Medarex, Inc.

707 State Road

Princeton, New Jersey  08540

(Name and address of agent for service)

(609) 430-2880

(Telephone number, including area code, of agent for service)

Copies to:

W. Bradford Middlekauff, Esq. Senior Vice President, General Counsel and Secretary Medarex, Inc. 707 State Road Princeton, New Jersey 08540 (609) 430-2880	Dwight A. Kinsey, Esq. Satterlee Stephens Burke & Burke LLP 230 Park Avenue New York, New York 10169 (212) 818-9200

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.01 par value per share	1,000,000 shares	$10.95	$10,950,000	$1,289

(1)                        The registration statement also includes an indeterminable number of additional shares that may become issuable as a result of the anti-dilution adjustment provisions of the Plan.  It also includes preferred share purchase rights under the Medarex, Inc. Shareholder Rights Agreement.

(2)                        Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average of the high and low sale prices of the Company’s Common Stock as reported by the Nasdaq National Market as of December 16, 2004.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,000,000 shares of the Registrant’s Common Stock pursuant to the Registrant’s 2002 Employee Stock Purchase Plan.

INCORPORATION BY REFERENCE OF CONTENTS OF

CERTAIN REGISTRATION STATEMENT ON FORM S-8

The contents of the Registration Statement on Form S-8 (File No. 333-91394) relating to the 2002 Employee Stock Purchase Plan, filed with the Securities and Exchange Commission on June 28, 2002, are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Princeton, State of New Jersey, on this 17th day of December, 2004.

MEDAREX, INC.

By:	/s/Irwin Lerner
Irwin Lerner-Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned officers and directors of Medarex, Inc., a New Jersey corporation, do hereby constitute and appoint Donald L. Drakeman and Christian Schade, and either of them, the lawful attorney and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power of authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments and supplements thereof, and to any and all instruments or documents filed as part of or in connection with such Registration Statement, and each of the undersigned hereby certifies and confirms all that said attorney and agent shall do or cause to be done by virtue hereof.  The Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Irwin Lerner	Chairman of the Board	December 17, 2004
Irwin Lerner

/s/Donald L. Drakeman	President, Chief Executive Officer and Director
Donald L. Drakeman	(Principal Executive Officer)	December 17, 2004

/s/Christian Schade	Senior Vice President, Finance and Administration and
Christian Schade	Chief Financial Officer	December 17, 2004
(Principal Financial and Accounting Officer)

/s/Michael A. Appelbaum	Director	December 17, 2004
Michael A. Appelbaum

/s/Frederick B. Craves	Director	December 17, 2004
Frederick B. Craves

/s/Ronald J. Saldarini	Director	December 17, 2004
Ronald J. Saldarini

/s/Charles R. Schaller	Director	December 17, 2004
Charles R. Schaller

/s/Julius A. Vida	Director	December 17, 2004
Julius A. Vida

INDEX TO EXHIBITS

Exhibit No.	Description

5	Opinion of Satterlee Stephens Burke & Burke LLP as to legality of the securities being registered.

23(a)	Consent of Ernst & Young LLP.

23(b)	Consent of PricewaterhouseCoopers.

23(c)	Consent of Satterlee Stephens Burke & Burke LLP (included in opinion filed as Exhibit 5).

24	Power of Attorney (accompanies signature pages to the Registration Statement).